Crazy Woman Creek Bancorp Incorproated
                         Announces Management Succession



May 1, 2002
For Immediate Release
                                             For Additional Information, Contact
                                                                  John B. Snyder
                                      Vice President and Chief Financial Officer
                                          Crazy Woman Creek Bancorp Incorporated
                                                                  (307) 684-5591


The Boards of Directors of Crazy Woman Creek Bancorp Incorporated (the "Company") and Buffalo Federal Savings Bank (the "Bank") have announced details of their management succession plan to fill the position being vacated by retiring President, Chief Executive Officer and Director, Deane D. Bjerke.

Mr. Bjerke, who has been with the Bank since 1987, and, since November 1995, has served as the President and Chief Executive Officer of the Bank and the Company, will retire effective May 1, 2002. Mr. Bjerke will remain on the Board of Directors of the Bank and the Company.

Mr. Bjerke announced today that the Company's top management position will be filled by Mr. Gary Havens, former Branch President of Community First Bancshares in Casper, Wyoming. Mr. Havens' management experience also includes positions with Key Bank, First Wyoming Bank of Sheridan and First Wyoming Bank of Meeteetse.

Mr. Havens, a graduate of the Colorado School of Banking, will begin his employment as the President and Chief Executive Officer of the Company and the Bank on May 1, 2002.

The Bank, a federally-chartered stock savings institution with assets of over $70 million, is headquartered in Buffalo, Wyoming. The Bank conducts its business from its offices in Buffalo, Gilette, and Sheridan, Wyoming. The Bank is a wholly owned subsidiary of Crazy Woman Creek Bancorp Incorporated, a publicly traded corporation traded on Nasdaq SmallCap Market under the symbol CRZY.